Exhibit 99.1



                         SNYDER COMMUNICATIONS CORRECTS
                     INACCURACIES IN WASHINGTON POST REPORT

           BETHESDA, MD, October 20, 1999 - Snyder Communications, Inc. (NYSE:SNC) today confirmed the following information in response to inaccuracies attributed to the Company contained in a recent press report:

           1. The Company has existing authorization from its Board of Directors to repurchase $150 million of the Company's common stock. To date, the Company has repurchased shares having an aggregate value of $100.8 million. It was inaccurately reported that the Company has sufficient cash available to complete such purchases. In fact, as of September 30, 1999, the Company had cash and cash equivalents of approximately $45 million and availability under its revolving credit facility of $50 million.

           2. The revenues and operating income of Ventiv Health, Inc., the Company's healthcare services subsidiary that was spun-off to the Company's stockholders on September 27, 1999, and the Company's SNC and circle.com divisions were inaccurately reported. Investors should refer to the Proxy Statement and Prospectus relating to the special meeting of stockholders to be held on October 22, 1999 and to the Information Statement dated September 27, 1999 for Ventiv, for the correct financial information. In addition, note the more recent operating results of circle.com reflecting losses. Copies of the Proxy Statement and Prospectus and the Information Statement have been publicly filed with the Securities and Exchange Commission.



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